Exhibit 10.02

CERTIFICATE OF RENT COMMENCEMENT AND FIRST AMENDMENT TO OFFICE LEASE

THIS CERTIFICATE OF RENT COMMENCEMENT AND FIRST AMENDMENT TO OFFICE LEASE (“Agreement”) is made this 25th day of February 2014, between F. P. ROCKVILLE II LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord"), and CHOICE HOTELS INTERNATIONAL SERVICES CORP., a Delaware corporation ("Tenant").

RECITALS

A.Landlord and Tenant entered into that certain written Office Lease dated July 11, 2011 (the “Lease”) for certain premises as specifically described in the Lease (the “Leased Premises”) to be located in the building known as Rockville Metro Plaza II, One Choice Hotels Circle, Rockville, Maryland (the “Building”).

B.    Landlord and Tenant wish to execute this Agreement to (i) establish the Rent Commencement Date and Expiration Date of the Lease, (ii) acknowledge the initial Basic Monthly Rent for the Leased Premises and Storage Area, (iii) acknowledge Tenant’s initial Proportionate Share and (iv) make certain other modifications to the Lease.

Now Therefore, based on the covenants and promises contained herein and other good and valuable consideration, and intending to be legally bound hereby the parties hereto agrees as follows:

1.Incorporation of Recitals; Defined Terms. The foregoing Recitals are hereby incorporated herein. All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Lease.

2.Rent Commencement Date and Expiration Date. Notwithstanding anything to the contrary in the Lease, Landlord and Tenant agree that the Rent Commencement of the Lease is April 8, 2013 and Expiration Date of the Lease is May 31, 2023. The parties acknowledge and agree that this Section 2 of this Agreement is provided in lieu of the preparation, delivery or execution of the certificates attached as Exhibit D and D-1 to the Lease.

3.    Tenant’s Proportionate Share. Landlord and Tenant acknowledge and agree that (i) the Leased Premises contain 137,778 rentable square feet, (ii) the Storage Area contains 2,200 square feet and (iii) the Building contains 197,866 rentable square feet which is comprised of 182,786 rentable square feet for office uses and 15,080 rentable square feet for retail uses and (iv) Tenant’s Proportionate Share is (A) 69.63% (137,778/197,866 = 69.63%) for those Basic Operating Charges that affect both the office space and retail space and (B) 75.38% (137,778/182,786 = 75.38%) for those Basic Operating Charges that affect only the office space.

4.    Minimum Annual Rent and Basic Monthly Rent. Landlord and Tenant agree that (i) the initial Minimum Annual Rent for the Leased Premises, taking into account the rental abatement referred to in Section 5 (a) of the Lease with respect 12,778 rentable square feet of the Leased Premises, is Five Million Four Hundred Seventy-Six Thousand, Three Hundred Forty-six and 05/100 Dollars ($5,476,346.05) payable in equal monthly installments of Four Hundred Fifty-Six Thousand Three Hundred Twenty-six and 17/100 Dollars ($456,326.17) and (ii) the initial Minimum Annual Rent for the Storage Area is Thirty Thousand Eight Hundred and 04/100 Dollars ($30,800.04) payable in equal monthly installments of Two Thousand Five Hundred Sixty-six and 67/100 Dollars ($2,566.67).

5.    Acceleration Costs. Tenant acknowledges and agrees that, at the request of Tenant, Landlord incurred additional costs to accelerate the Rent Commencement Date from the originally contemplated Rent Commencement Date of June 1, 2013. Landlord and Tenant agree that those costs are $190,991.00 (the “Acceleration Costs”).

6.    West Patio Costs. Pursuant to Section 2(b) of the Lease Landlord and Tenant agreed that Tenant would reimburse Landlord fifty percent (50%) of the West Patio Total Costs up to $400,000.00 and 100% of the West Patio Total Costs in excess of $400,000.00 will be fully reimbursed by Tenant to Landlord. Landlord and Tenant agree that those costs are $231,822.00 (the “West Patio Costs”).

Exhibit 10.02

7.    Construction Credits. Pursuant to agreements between Landlord and Tenant during construction of the Building and the Leased Premises Tenant is entitled to certain credits from Landlord for certain items (e. g. certain smoke curtains and certain portions of the Building sprinkler system) shown on the Base Building drawings (e. g. certain smoke curtains and certain portions of the Building sprinkler system) that were not required to be installed within the Building or Leased Premises because of the nature and layout of the Leased Premises. Landlord and Tenant agree that those credits are $121,229.00 (the “Construction Credits”). As a result of the Acceleration Costs, the West Patio Costs and the Construction Credits Tenant is obligated to pay Landlord the sum of $301,585.00.

Landlord and Tenant agree that the above sum of $301,585.00 and the amount of $93,000.00 payable to Landlord as a Construction Management fee will be netted against Tenant Reimbursement Request #15 from the Construction Allowance in the amount of $446,199.00 with the effect that Landlord will pay Tenant the sum of $51,614.00 in full and final payment of Tenant Reimbursement Request #15, which sum shall be due and payable within thirty (30) days after the date of this Agreement.

8.Waiver of Damages and Release of Damage Guarantors. Tenant acknowledges and agrees that because the Rent Commencement Date of the Lease was accelerated and Tenant is in lawful occupancy of the Leased Premises and Storage Space prior to June 1, 2013 (i) no Completion Delay occurred and (ii) no Termination Event occurred. Consequently, Tenant suffered no Completion Delay Damages or Termination Event Damages and the provisions of Section 3(c) and Section 3(d) of the Lease are null and void and of no further force or effect. Tenant also forever waives and releases the Damage Guarantors from any and all liabilities under the Guaranty dated July 11, 2011.

9.    Miscellaneous Provisions.

(a)    This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their successors and assigns.
(b)     Landlord and Tenant each represents and warrants to the other that the person(s) signing this Agreement its behalf have the requisite authority and power to execute this Agreement and to thereby bind the party on whose behalf it is being signed.
(c)     If any inconsistency appears with respect to this Agreement and the Lease, as previously amended, the terms of this Agreement shall govern.

10.Ratification of Lease.     All of the terms and conditions of the Lease, as amended by this Agreement, are hereby ratified and remain in full force and effect.

[Signature Page Follows]

Exhibit 10.02

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WITNESS/ATTEST:            LANDLORD:

F. P. ROCKVILLE II LIMITED PARTNERSHIP
_______________________         a Maryland limited partnership

By: FP RMP II GP, Inc., its General Partner
By: Foulger Investments, Inc., its sole shareholder

By: /s/ Clayton Foulger (Seal)

Name: Clayton F. Foulger

Title: Vice President, Secretary/Treasurer

WITNESS/ATTEST:            TENANT:

CHOICE HOTELS INTERNATIONAL
SERVICES CORP.,
a Delaware corporation
_________________________

By: /s/ David White (Seal)

Name: David White

Title: SVP, CFO

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